Electronic Manufacturing Services Groups, Inc.
                          EMPLOYEE STOCK OPTION AGREEMENT

    Electronic Manufacturing Services Group, Inc. a Delaware corporation ("EMSG"), hereby grants to Kenneth H. Marks, ("Optionee") an option to purchase up to 350,000 shares of EMSG's Common Stock (the "Shares"), at an exercise price of $2.25 per share, said option to expire on July 30, 2001.

   This Agreement is executed by EMSG and Optionee pursuant to the EMSG (formerly J.A. Industries, Inc.) 1993 Stock Option Plan as amended (the "Plan").

  EMSG recognizes that the Optionee has performed services for EMSG which services fall within the eligibility provisions set forth in Section 3(a) of the Plan.

  EMSG and Optionee agree that the number of options issued to Optionee, and the exercise terms, were determined by EMSG and are fair and reasonable. Optionee acknowledges that he has received and read a copy of EMSG's 1993 Stock Option Plan, as amended; Optionee understands and agrees to abide by the terms and conditions of said Plan.

  This Employee Stock Option Agreement ("Agreement") may be executed simultaneously in two or more counter parts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of the Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

  The validity, construction and enforceability of this Agreement shall be governed in all respects by the laws of the State of Delaware without regard to its rules concerning conflicts of laws.

  This Agreement shall be binding upon the parties hereto and inure to the benefits of the parties, their respective heirs, administrators, executors, successors and assigns.

  This Agreement shall be additionally subject to the relevant terms and conditions of Optionee's employment agreement dated July 30, 1996.

  IN WITNESS WHEREOF, this Employee Stock Option Agreement has been executed effective as of July 30, 1996.

Electronic Manufacturing Services Groups, Inc.        OPTIONEE

BY: /s/ Bob Knight                                        /s/ Kenneth H. Marks
(title) President                                         Kenneth H. Marks

                                                 9508 Kirkhill Drive
                                                 Raleigh, North Carolina 27615